                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263.

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 1925 DATED 26 AUGUST 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 2,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013
           CURRENTLY TOTALING A$3,281,190,000.00 (A$ 2,238,650,000.00
                             INCLUDING BUY BACKS)]

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the US Prospectus dated March 9, 2000 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)   Issuer:                            Queensland Treasury Corporation

    (ii)  Guarantor:                         The Treasurer on behalf of the Government
                                             of Queensland

2.  Benchmark line:                          2013

                                             (to be consolidated and form a single
                                             series with QTC 6% Global A$Bonds due 14

                                             August 2013, ISIN US748305BD00)

3.  Specific Currency or Currencies:         AUD ("A$")

4.  (i)   Issue price:                       99.361%

    (ii)  Dealers' fees and commissions      No fee or commission is payable in respect
          paid by Issuer:                    of the issue of the bond(s) described in
                                             these final terms (which will constitute a
                                             "pricing supplement" for purposes of any
                                             offers or sales in the United States or to
                                             U.S. persons). Instead, QTC pays fees and
                                             commissions in accordance with the
                                             procedure described in the QTC Offshore
                                             and Onshore Fixed Interest Distribution
                                             Group Operational Guidelines.

5.  Specified Denominations:                 A$1,000

6.  (i)   Issue Date:                        28 August 2008

    (ii)  Record Date (date on and from      6 February / 6 August.  Security will be
          which security is Ex-interest):    ex-interest on and from 7 February / 7 August.

    (iii) Interest Payment Dates:            14 February / 14 August

7.  Maturity Date:                           14 August 2013

8.  Interest Basis:                          6 per cent Fixed Rate

9.  Redemption/Payment Basis:                Redemption at par

10. Change of Interest Basis or              Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with other
                                             senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:           Senior and ranks pari passu with all its
                                             other unsecured obligations

12. Method of distribution:                  Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:               6 per cent per annum payable semi-annually
                                             in arrears

    (ii)  Interest Payment Date(s):          14 February and 14 August in each year up
                                             to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount
          (Applicable to bonds in
          definitive form)

    (iv)  Determination Date(s):             Not Applicable

    (v)   Other terms relating to the        None
          method of calculating interest
          for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                 A$1,000 per bond of A$1,000 Specified
                                             Denomination (NB: If the Final Redemption
                                             Amount is other than 100 per cent. of the
                                             nominal value the bonds will be derivative
                                             securities for the purposes of the
                                             Prospectus Directive and the requirements
                                             of Annex XII to the Prospectus Directive
                                             Regulation will apply and the Issuer will
                                             prepare and publish a supplement to the
                                             Prospectus)

15. Early Redemption Amount(s) payable on    Not Applicable
    redemption for taxation reasons or on
    event of default and/or the method of
    calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                           Permanent Global Note not exchangeable for
                                             Definitive Bonds

17. Additional Financial Centre(s) or other Not Applicable special provisions relating to Payment
    Dates:

18. Talons for future Coupons or Receipts    No
    to be attached to Definitive Bonds (and
    dates on which such Talons mature):

19. Other terms or special conditions:       Not Applicable

                                             (When adding any other final terms
                                             consideration should be given as to
                                             whether such terms constitute "significant
                                             new factors" and consequently trigger the
                                             need for a supplement to the Prospectus
                                             under Article 16 of the Prospectus
                                             Directive)

DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          26 August 2008

    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21. If non-syndicated, name and address of   Westpac Banking Corporation
    relevant Dealer:                         Level 4
                                             No 255 Elizabeth Street
                                             Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules         TEFRA Not Applicable
    applicable or TEFRA rules not
    applicable:

23. Non exempt Offer                         Not Applicable

                                             (N.B. Consider any local regulatory
                                             requirements necessary to be fulfilled so
                                             as to be able to make a non-exempt offer
                                             in relevant jurisdictions. No such offer
                                             should be made in any relevant jurisdiction
                                             until those requirements have been met.
                                             Non-exempt offers may only be made into
                                             jurisdictions in which the base prospectus
                                             (and any supplement) has been notified/passported.)

24. Additional selling restrictions:         Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                            PART B--OTHER INFORMATION

1.  LISTING AND ADMISSION TO TRADING

    (i)   Listing                            Bourse de Luxembourg.

    (ii)  Admission to trading:              Application has been made by the Issuer
                                             (or on its behalf) for the bonds to be
                                             admitted to trading on the regulated
                                             market of the Bourse de Luxembourg with
                                             effect from the Issue Date.

                                             (Where documenting a fungible issue need
                                             to indicate that original securities are
                                             already admitted to trading.)

2.  RATINGS

    Ratings:                                 The bonds to be issued have been rated:

                                             S&P:     AAA
                                             Moody's: Aaa

                                             An obligation rate 'AAA' by S&P has the
                                             highest credit rating assigned by
                                             Standard & Poor's. The obligor's
                                             capacity to meet its financial commitment
                                             on the obligation is extremely strong.

                                             Obligations rated 'AAA' by Moody's are
                                             judged to be of the highest quality with
                                             minimal credit risk.

                                             A credit rating is not a recommendation
                                             to buy, sell or hold securities and may
                                             be revised or withdrawn by the rating
                                             agency at any time. Each rating should
                                             be evaluated independently of any other
                                             rating.

                                             (The above disclosure should reflect the
                                             rating allocated to bonds issued under
                                             the bond facility generally or, where the
                                             issue has been specifically rated, that
                                             rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus
Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)   Reasons for the Offer:              See "Use of Proceeds" section in the
                                              prospectus supplement--if reasons for
                                              offer different from making profit and/or
                                              hedging certain risks will need to
                                              include those reasons here.

    (ii)  Estimated net proceeds:             Not Applicable.

                                             (If proceeds are intended for more than

                                             one use will need to split out and
                                             present in order of priority. If
                                             proceeds insufficient to fund all
                                             proposed uses state amount and sources of
                                             other funding.)

    (iii) Estimated total expenses:          Not Applicable.

                                             [Expenses are required to be broken down
                                             into each principal intended "use" and
                                             presented in order of priority of such
                                             "uses".]

5.  YIELD

    Indication of yield:                     6.205%

                                             Calculated as 7 basis points less than
                                             the yield on the equivalent A$ Domestic
                                             Bond issued by the Issuer under its
                                             Domestic A$ Bond Facility on the Trade
                                             Date.

                                             The yield is calculated at the Trade Date
                                             on the basis of the Issue Price. It is
                                             not an indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)   ISIN Code:                         US748305BD00

    (ii)  Common Code:                       014569359

    (iii) CUSIP Code:                        748305BD0

    (iv)  Any clearing system(s) other       Not Applicable
          than Depositary Trust Company,
          Euroclear Bank S.A./N.V. and
          Clearstream Banking, societe
          anonyme and the relevant
          identification number(s):

    (v)   Delivery:                          Delivery free of payment

    (vi)  Names and addresses of             [__________]
          additional Paying Agent(s) (if
          any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)   Offer Price;                       Not applicable

    (ii)  [Conditions to which the offer     Not applicable
          is subject;]

    (iii) [Description of the application    Not applicable
          process;]

    (iv)  [Details of the minimum and/or     Not applicable
          maximum amount of application;]

    (v)   [Description of possibility to     Not applicable
          reduce subscriptions and manner
          for refunding excess amount
          paid by applicants;]

    (vi)  [Details of the method and time    Not applicable
          limits for paying up and
          delivering the bonds;]

    (vii) [Manner in and date on which       Not applicable
          results of the offer are to
          be made public;]

    (viii)[Procedure for exercise of         Not applicable
          any right of pre-emption,
          negotiability of subscription
          rights and treatment of
          subscription rights not
          exercised;]

    (ix)  [Categories of potential           Not applicable
          investors to which the bonds
          are offered and whether
          tranche(s) have been reserved
          for certain countries;]

    (x)   [Process for notification to       Not applicable
          applicants of the amount
          allotted and the indication
          whether dealing may begin
          before notification is made;]

    (xi)  [Amount of any expenses and        Not applicable
          taxes specifically charged to
          the subscriber or Purchaser;]

    (xii) [Name(s) and address(es), to       None
          the extent know to the Issuer,
          of the placers in the various
          countries where the offer
          takes place.]